Exhibit 4.3
AMENDED RESTRICTED STOCK ISSUANCE AND ALLOCATION AGREEMENT
2007 EQUITY INCENTIVE PLAN
THIS AMENDED RESTRICTED STOCK ISSUANCE AND ALLOCATION AGREEMENT (this “Agreement”) is entered into as of [          ], 2009 by and between Fenghua International Limited, a company incorporated in the British Virgin Islands (“BVI Company A”), C&F International Holdings Limited, a company incorporated in the British Virgin Islands (“BVI Company B”), China Finance Online Co. Ltd., a company incorporated in the Hong Kong Special Administrative Region, People’s Republic of China (“China Finance”, or the “Company”) and Zhiwei Zhao, the chief executive officer of China Finance who represents the employees of China Finance who are eligible for the 2007 Equity Incentive Plan. (each an “Employee,” and collectively, the “Employees”).
R E C I T A L S
A. China Finance, BVI Company A, BVI Company B, and Zhiwei Zhao entered into the Restricted Stock Issuance and Allocation Agreement on July 2, 2007 (the “Grant Agreement”) pursuant to the 2007 Equity Incentive Plan.
B. China Finance issued 10,558,493 ordinary shares of China Finance (the “Granted Shares”) to BVI Company B under the Grant Agreement.
C. The Grant Agreement provides that the Granted Shares may become activated and vest during the three years following the Grant Date (the “Original Vesting Term”) based on China Finance’ achievement of certain performance targets for 2008 and 2009, and that any Granted Shares that have not been activated by December 31, 2009 or that have not vested as of the end of the Original Vesting Term will be forfeited to China Finance without payment therefor.
D. In light of the significant global economic downturn and its impact on the operation of China Finance, China Finance desires to extend the performance period and Original Vesting Term to continue to properly incentize employees participating in the 2007 Equity Incentive Plan.

AGREEMENT
In consideration of the mutual covenants herein contained, the parties agree as follows. Capitalized terms not defined herein shall have the same meaning as defined in the Grant Agreement.
1. Section 2 of the Grant Agreement is hereby amended as follows:
Vesting Schedule. The Granted Shares shall become activated and vest during the five years following the Grant Date ending on December 31, 2012 (the “Amended Vesting Term”) based on China Finance’s achievement of the Performance Target for each of calendar year 2008, calendar year 2009, calendar year 2010, calendar year 2011 and calendar year 2012 as set forth below:
(a) Performance Target and Performance Ratio for 2008.
(i) China Finance has set the Performance Target for calendar year 2008 as Adjusted Earnings in the total amount of U.S. $30 million, as adjusted pursuant to Section 4 of the Grant Agreement. At the end of calendar year 2008, China Finance will evaluate its business performance for the whole year and generate the Performance Ratio for such year.
(ii) Where the Performance Ratio for calendar year 2008 is equal to or is above 100%, all Granted Shares will be activated, and a number of Activated Shares equal to the proportion of the period from the Grant Date until the end of calendar year 2008 on a time-based apportionment basis over the entire Vesting Term will be vested immediately in a lump sum at the end of calendar year 2008. The remainder of the Activated Shares will vest monthly during the remaining Vesting Term on a time-based apportionment basis, subject to the continued employment of at least one of the Employees during the Vesting Term.
(iii) Where the Performance Ratio for calendar year 2008 is below 100%, whether any Granted Shares will become Activated Shares as of the end of calendar year 2008 will be determined according to the chart as set forth in Section 3 of the Grant Agreement, and a number of Activated Shares equal to the proportion of the period from the Grant Date until the end of calendar year 2008 on a time-based apportionment basis over the entire Amended Vesting Term will be vested immediately in a lump sum at the end of calendar year 2008. The remainder of the Activated Shares will vest monthly during the remaining Amended Vesting Term on a time-based apportionment basis, subject to the continued employment of at least one of the Employees during the Amended Vesting Term.
(b) Performance Target and Performance Ratio for 2009. Granted Shares that have not been activated in calendar year 2008 as set forth above may be activated based on the Performance Ratio of calendar year 2009 and according to the chart as set forth in Section 3 of the Grant Agreement and will vest during the remaining Amended Vesting Term on a time-based apportionment basis in a manner similar to Section 2(a)(ii) and (iii) of the Grant Agreement, respectively, subject to the continued employment of at least one of the Employees during the Amended Vesting Term. China Finance has set a Performance Target for the year of calendar year 2009 as Adjusted Earnings in the total amount of US $40 million, as adjusted pursuant to Section 4 of the Grant Agreement.

(c) Performance Target and Performance Ratio for 2010. Granted Shares that have not been activated in calendar year 2008 and calendar year 2009 as set forth above may be activated based on the Performance Ratio of calendar year 2010 and according to the chart as set forth in Section 3 of the Grant Agreement and will vest during the remaining Amended Vesting Term on a time-based apportionment basis in a manner similar to Section 2(a)(ii) and (iii) of the Grant Agreement, respectively, subject to the continued employment of at least one of the Employees during the Amended Vesting Term. China Finance has set a Performance Target for the year of calendar year 2010 as Adjusted Earnings in the total amount of US $30 million, as adjusted pursuant to Section 4 of the Grant Agreement.
(d) Performance Target and Performance Ratio for 2011. Granted Shares that have not been activated in calendar year 2008, calendar year 2009 and calendar year 2010 as set forth above may be activated based on the Performance Ratio of calendar year 2011 and according to the chart as set forth in Section 3 of the Grant Agreement and will vest during the remaining Amended Vesting Term on a time-based apportionment basis in a manner similar to Section 2(a)(ii) and (iii) of the Grant Agreement, respectively, subject to the continued employment of at least one of the Employees during the Vesting Term. China Finance has set a Performance Target for the year of calendar year 2011 as Adjusted Earnings in the total amount of US $30 million, as adjusted pursuant to Section 4 of the Grant Agreement.
(e) Performance Target and Performance Ratio for 2012.
(i) Granted Shares that have not been activated in calendar year 2008, calendar year 2009, calendar year 2010 and calendar year 2011 as set forth above may be activated based on the Performance Ratio of calendar year 2012 and according to the chart as set forth in Section 3 of the Grant Agreement and will vest during the remaining Vesting Term on a time-based apportionment basis in a manner similar to Section 2(a)(ii) and (iii) of the Grant Agreement, respectively, subject to the continued employment of at least one of the Employees during the Amended Vesting Term. China Finance has set a Performance Target for the year of calendar year 2012 as Adjusted Earnings in the total amount of US $40 million, as adjusted pursuant to Section 4 of the Grant Agreement.
(ii) Where the Performance Ratio for each of calendar year 2008, calendar year 2009, calendar year 2010, calendar year 2011 and calendar year 2012 are all below 40%, no Granted Shares will be activated or vested. All Granted Shares that have not been activated and vested by the end of calendar year 2012 under the provisions above will be forfeited to China Finance, without payment by China Finance of any amount with respect to the Granted Shares.

(c) Forfeitures. Any forfeiture of Granted Shares will be effected by China Finance in such manner and to such degree as the Administrator (as defined in the Plan), in its sole discretion, determines, and will in all events be subject to Applicable Laws (as defined in the Plan). To enforce any restrictions on the Granted Shares, the Administrator may require BVI Company A to deposit the certificates representing the Granted Shares, with stock assignments or other transfer instruments approved by the Administrator endorsed in blank, with China Finance or an agent of China Finance to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions be placed on the certificates.
2. Section 7 of the Grant Agreement is hereby amended as follows:
Termination of Employment.
(a) If Zhiwei Zhao voluntarily ceases to be employed by China Finance before the expiration of the Amended Vesting Term, (a) any activated and vested Granted Shares held by BVI Company B corresponding to Mr. Zhao’s Allocated BVI Shares will be nonforfeitable and Mr. Zhao will continue to hold the corresponding Allocated BVI Shares, (b) 40% of any activated but unvested Granted Shares held by BVI Company B corresponding to Mr. Zhao’s Allocated BVI Shares will immediately vest and become nonforfeitable and Mr. Zhao will continue to hold the corresponding Allocated BVI Shares, (c) a percentage of any unactivated and unvested Granted Shares, held by BVI Company B corresponding to Mr. Zhao’s Allocated BVI Shares, equal to 40% of the corresponding activated proportion determined according to Section 3 of the Grant Agreement will immediately vest and become nonforfeitable and Mr. Zhao will continue to hold the corresponding Allocated BVI Shares and (d) any activated but unvested Granted Shares and any unactivated and unvested Granted Shares (alter effecting clauses (b) and (c) above) held by BVI Company B corresponding to Mr. Zhao’s Allocated BVI Shares will be allocated to Mr. Zhao’s successor to the chief executive officer position of China Finance subject to the continued activation and vesting requirements of this Agreement and all of Mr. Zhao’s corresponding Allocated BVI Shares will be forfeited to Mr. Zhao’s successor to the chief executive officer position of China Finance as of the termination date, without payment by Mr. Zhao’s successor of any amount with respect to the Granted Shares or Allocated BVI Shares. Mr. Zhao’s successor will then be subject to the provisions of this Agreement as if the successor were Mr. Zhao and to such other terms and conditions established by China Finance or BVI Company A. Any further successor to the chief executive officer position of China Finance who holds Allocated BVI Shares during the Vesting Term will be subject to the provisions of this Agreement as if the successor were Mr. Zhao and to such other terms and conditions established by China Finance or BVI Company A. If Mr. Zhao involuntarily ceases to be employed by China Finance before the expiration of the Vesting Term, Section 7(b) will govern the treatment of the Mr. Zhao’s Allocated BVI Shares and the Granted Shares held by BVI Company B corresponding to Mr. Zhao’s Allocated BVI Shares. For purposes of this Agreement, Mr. Zhao, for the period of time in which he serves as chief executive officer of China Finance, and any successor to the chief executive officer position of China Finance during the Vesting Term shall be referred to as the “Chief Executive Officer.”

(b) If Employee is a Core Team Member and involuntarily ceases to be employed by China Finance before the expiration of the Amended Vesting Term, 100% of the Granted Shares held by BVI Company B corresponding to Employee’s Allocated BVI Shares Will immediately vest and become nonforfeitable upon termination of employment, regardless of whether such Granted Shares have been activated or not and Employee will continue to hold the corresponding Allocated BVI Shares; provided that (except in the case of the Chief Executive Officer) if Employee is dismissed by China Finance by reason of Employee’s action or inaction resulting in material damages to and the interests of China Finance, the Employee’s Allocated BVI Shares will be immediately forfeited to the Chief Executive Officer of China Finance without payment by the Chief Executive Officer of any amount with respect to the Allocated BVI Shares regardless of whether the corresponding Granted Shares have been activated or not. If Employee voluntarily ceases to be employed by China Finance before the expiration of the Amended Vesting Term, all of the Employee’s Allocated BVI Shares will be forfeited to the Chief Executive Officer as of the termination date, without payment by the Chief Executive Officer of any amount with respect to the Allocated BVI Shares regardless of whether the corresponding Granted Shares have been activated or not. Any forfeiture will be effected by the Chief Executive Officer of China Finance in such manner and to such degree as the Chief Executive Officer, in his or her sole discretion, determines, and will in all events be subject to Applicable Laws (as defined in the Plan).
(c) If Employee is not a Core Team Member and ceases to be employed by China Finance for any reason before the expiration of the Amended Vesting Term, all Allocated BVI Shares of the Employee will be forfeited to the Chief Executive Officer of China Finance as of the termination date, without payment by the Chief Executive Officer of any amount with respect to the Allocated BVI Shares regardless of whether the Granted Shares corresponding to the Employee’s Allocated BVI Shares have been activated or not. Any forfeiture will be effected by the Chief Executive Officer of China Finance in such manner and to such degree as the Chief Executive Officer, in his or her sole discretion, determines, and will in all events be subject to Applicable Laws (as defined in the Plan).
3. Except for the amendment provided above, and as otherwise necessary in order to effectuate the foregoing amendment, terms of the Grant Agreement shall remain the same and in full force and effect.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CHINA FINANCE ONLINE CO. LTD.
By:	/s/ Ling Wang
	Name:	Ling Wang
Director on the Compensation Its: Committe

C&F INTERNATIONAL HOLDINGS LIMITED
By:	/s/ Zhiwei Zhao
	Name:	Zhiwei Zhao
Its: Fenghua International Limited Sole Director

FENGHUA INTERNATIONAL LIMITED
By:	/s/ Zhiwei Zhao
	Name:	Zhiwei Zhao
Its: Sole Director

ZHIWEI ZHAO
Signature:	/s/ Zhiwei Zhao
Printed Name: Zhiwei Zhao

6